May 26, 2005

Nova Scotia Securities Commission

Securities Commission of Newfoundland and Labrador

Alberta Securities Commission

Saskatchewan Financial Services Commission, Securities Division

The Manitoba Securities Commission

Office of the Administrator of the Securities Act, New Brunswick

Ontario Securities Commission

British Columbia Securities Commission Registrar of Securities,

Prince Edward Island

Autorité des marchés financiers

Dear Sirs:

RE: DATAMIRROR CORPORATION

The following were sent by prepaid mail to all registered shareholders of the above-mentioned Company on May 26, 2005:

X Proxy

X Notice of Meeting/Information Circular

However, we have not mailed to shareholders in cases where on three consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

The above disclosure document(s) are filed with you as agent for the Company in compliance  with the regulations.

Yours very truly,

CIBC MELLON TRUST COMPANY

Jo-Anne Kidd

Senior Administrator, Client Services

Direct Dial: (416) 643-5578

cc:   gdee@datamirror.com

pk\CM_Datamirror

CIBC Mellon Trust Company is a licensed user of the CIBC and Mellon trademarks